February 12, 2013	Exhibit 10.30

James Johnsen

Sr. VP, Human Resources & Process Transformation

Dear Jim,

Please find here an overview of your compensation for 2012 and 2013, and information on your eligibility for a Special Incentive.

1.	For the performance year 2012:

a.	Base Pay: is the regular rate of pay you receive. Your base pay was at the annual rate of $235,000.00.

b.	Cash Incentive: You are eligible for a $235,000.00 target annual cash incentive. Your actual incentive payment (a) will vary based on your and our company’s performance, (b) is earned and paid only after completion of the year-end financial audit, and (c) is paid only to employees who continue to be regular, full time employees at the time payment is made in the year following the performance year.

70% of your cash incentive is earned on the basis of company performance as below:

Company Performance Goal	Weight	Target ($M)	Min threshold for 50% payout	Payout Ratio up to 100%	Max threshold for 200% payout	Payout ratio up to 200%
EBITDA	50%	$127.1	95%	1% range = 10% payout	105%	1% range = 20% payout
Adjusted Revenue	50%	$315.4	90%	1% change = 5% payout adjustment	110%	1% change =10% payout adjustment

Note: Cash incentive details are subject to change at the discretion of the company.

The remaining 30% of your cash incentive is earned on the basis of individual performance.

c.	Equity Program: You received an award of 76,121 units comprising 34,254 Restricted Stock Units (RSUs) and 41,867 Performance Stock Units (PSUs). This equity grant represented a 35% reduction in your target equity grant for the year, reflecting the reduction in shareholder value in 2011.

February 12, 2013

The RSUs will vest in their entirety this year. The PSUs vest in three parts over three years, if we meet certain company financial goals. The goal for vesting of the first third of these PSUs is based on Free Cash Flow performance for the year 2012 as below. Equity awards will generally only vest as long as you remain employed here on the vesting date.

Company Performance Goal	Weight	Target ($M)	Range for 100% payout	Min threshold for payout	Payout ratio for 80-90%
Free Cash Flow	100%	$31.7	≥90%	80.1%	1% below target = 10% fewer shares vesting

Prior year equity grants of RSUs and any performance-accelerated RSUs will continue to vest according to the vesting schedules established at the time of such grants. Vesting criteria for prior year PSUs have not been approved and will be posted on the stock plan administration website when available.

You will receive more detailed notices from the Equity Program Administrator before March 31, 2013.

2.	For the performance year 2013:

a.	Base Pay: is the regular rate of pay you receive. Your base pay will now be at the annual rate of $282,000.00.

b.	Cash Incentive: You are eligible for a $169,200.00 target annual cash incentive. Your actual incentive payment (a) will vary based on your and our company’s performance, (b) is earned and paid only after completion of the year-end financial audit, and (c) is paid only to employees who continue to be regular, full time employees at the time payment is made in the year following the performance year.

70% of your cash incentive is earned on the basis of company performance as below:

Company Performance Goal	Weight	Target ($M)	Min threshold for 50% payout	Payout Ratio up to 100%	Max threshold for 150% payout	Payout ratio up to 150%
Adjusted EBITDA	50%	$95	85%	1% range = 3.33% payout	105%	1% range = 10% payout
Adjusted Wireline Revenue	50%	$207.5	85%	1% change = 3.33% payout adjustment	105%	1%change = 10% payout adjustment

Note: Cash incentive details are subject to change at the discretion of the company.

February 12, 2013

The remaining 30% of your cash incentive is earned on the basis of individual performance.

c.	Long Term Incentive Compensation: You are eligible to receive:

i.	An award of Restricted Stock Units (RSUs) equivalent to 42% of your base salary rate.

ii.	A performance cash award equivalent to 42% of your base salary

The long-term incentive compensation vests over the next three years after granted. Equity awards will generally only vest as long as you remain employed here on the vesting date.

The performance cash award will vest if we meet certain company financial goals. Performance cash will vest in three equal tranches in early 2014, 2015 and 2016 based on performance for each prior year, respectively, as set forth in Exhibit A below:

You will receive more detailed notices from the Equity Program Administrator before March 31, 2013.

Special Incentive: Additionally, you are eligible for a special long-term award in recognition of the de-levering enabled by the AWN transaction. This grant is eligible to be the equivalent of $123,375 of PSUs, which would vest in accordance with the terms of the grant agreement. Vesting will generally be in three equal tranches in early 2014, 2015 and 2016 based on the company’s achievement of the performance goal for each preceding year, respectively, as set forth in Exhibit A below. Amounts earned in excess of 100% of the target will be paid out in cash.

This letter – all its contents and all related information – is competitive confidential company information which you should not disclose to anyone except immediate family members.

Jim, we believe this compensation program reflects the tremendous value you create for Alaska Communications. Thank you for your contribution to the Alaska Communications team. Working as one unit we can look forward to a great year ahead!

Anand Vadapalli

Chief Executive Officer & President

February 12, 2013

Exhibit A

Company Performance Goal	Weight	Target	Threshold for 100% payout	Min threshold for 50% payout	Payout ratio for 94%-100%	Max Threshold for 200% payout	Payout ratio for 100% to 106%
	100%	Performance Year 2013: 4.8	100%	94% = 5.09 leverage	1basis pt higher than target = 1.7% less performance cash equivalent vesting	106% = 4.51 leverage	1 basis pt lower than target = performance cash equivalent of 3.4%, up to 100% performance cash equivalent.

Year End Total Leverage	100%	Performance Year 2014: 4.3	100%	94% = 4.56 leverage	1basis pt higher than target = 1.9% less performance cash equivalent vesting	106%= 4.04 leverage	1 basis pt lower than target = performance cash equivalent of 5.9%, up to 100% performance cash equivalent.

	100%	Performance Year 2015: 3.8	100%	94%= 4.03 leverage	1basis pt higher than target = 2.2% less performance cash equivalent vesting	106%= 3.57 leverage	1 basis pt lower than target = performance cash equivalent of 6.7%, up to 100% performance cash equivalent.